Phillips 66 Partners Reports First-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
First-Quarter 2018 Earnings

Highlights

•	Reported earnings of $172 million; adjusted EBITDA of $247 million

•	Increased quarterly distribution 5.3 percent to $0.714 per common unit

•	Run-rate adjusted EBITDA of $1 billion

•	Announced Gray Oak Pipeline project

HOUSTON, April 27, 2018 – Phillips 66 Partners LP (NYSE: PSXP) announces first-quarter 2018 earnings of $172 million, or $0.87 per diluted common unit. Cash from operations was $171 million, and distributable cash flow was $194 million. Adjusted EBITDA was $247 million in the first quarter, compared with $254 million in the prior quarter.

“Our first-quarter operating results reflect a $1 billion run-rate adjusted EBITDA, nearing our $1.1 billion year-end target and 30 percent five-year distribution CAGR,” said Greg Garland, chairman and CEO of Phillips 66 Partners. “We recently announced the Gray Oak Pipeline project, our largest organic growth project to date, which expands our footprint in the high-growth Permian Basin. We will continue to fund our organic projects in 2018 with cash on hand, debt capacity and selective use of our ATM program.”

On April 18, 2018, the general partner’s board of directors declared a first-quarter 2018 cash distribution of $0.714 per common unit, a 5.3 percent increase over the previous quarter distribution of $0.678 per common unit. The Partnership has increased its distribution per common unit every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports First-Quarter Earnings

Financial Results

Phillips 66 Partners’ earnings for the first quarter of 2018 were $172 million, compared with $162 million in the fourth quarter of 2017. The improvement reflects higher equity earnings, primarily driven by a one-time benefit from U.S. tax reform related to Explorer Pipeline, as well as improved joint venture volumes. These items were partially offset by lower volumes at certain wholly owned pipelines and terminals, reflecting the impact of turnarounds at refineries operated by Phillips 66.

Liquidity, Capital Expenditures and Investments

As of March 31, 2018, total debt outstanding was $2.9 billion. The Partnership had $167 million in cash and cash equivalents and $750 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $69 million, which included $12 million of maintenance capital. Expansion capital was $57 million, which included spending on construction of a new isomerization unit at the Phillips 66 Lake Charles Refinery, as well as investments in the Sand Hills and Bayou Bridge pipelines.

Strategic Update

Phillips 66 Partners recently announced it has received sufficient binding commitments to proceed with construction of the Gray Oak Pipeline system. The Gray Oak Pipeline will provide crude oil transportation from West Texas to destinations in the Corpus Christi and Sweeny/Freeport markets, including the Phillips 66 Sweeny Refinery. A second binding open season is underway to determine the final scope and capacity of the pipeline system, which could be up to 700,000 barrels per day (BPD). Assuming the pipeline is fully subscribed, its capacity could ultimately be expanded to approximately 1 million BPD of long-haul takeaway. Phillips 66 Partners will initially own a 75 percent interest in the pipeline system. Other third parties have an option to acquire up to 32.75 percent interest in the joint venture. If all options are exercised, Phillips 66 Partners would own 42.25 percent. The pipeline is expected to be placed in service by the end of 2019.

In Corpus Christi, the Gray Oak Pipeline will connect to the new South Texas Gateway Terminal under development by Buckeye Partners, L.P. The marine terminal will have an initial storage capacity of 3.4 million barrels and is expected to begin operations by the end of 2019. Phillips 66 Partners will have a 25 percent ownership interest in the joint venture that owns the terminal.

Phillips 66 Partners is developing a new pipeline that will connect clean product storage in Lake Charles, Louisiana, to its Clifton Ridge Marine Terminal, which will expand product export capability for the Phillips 66 Lake Charles Refinery. The approximately $25 million project will be backed by a long-term agreement with Phillips 66 that includes a minimum volume commitment. The pipeline is expected to be completed in mid-2019.

Construction continues on the Bayou Bridge Pipeline extension from Lake Charles, Louisiana, to St. James, Louisiana. The pipeline is currently operating from Nederland, Texas, to Lake Charles, and commercial operations on the extension are expected to begin in the fourth quarter of 2018. The Partnership owns a 40 percent interest in the joint venture.

The Partnership began construction of a new 25,000 BPD isomerization unit at the Phillips 66 Lake Charles Refinery to increase production of higher octane gasoline blend components. The $200 million project includes a long-term agreement with Phillips 66 for processing services with a minimum volume commitment. Completion is expected by the end of 2019.

Phillips 66 Partners Reports First-Quarter Earnings

The Sand Hills Pipeline capacity was close to 400,000 BPD at the end of the first quarter. Further expansion of the line to over 450,000 BPD is expected to be completed in the second half of 2018. Sand Hills transports NGLs from the Permian Basin to the Texas Gulf Coast. Phillips 66 Partners owns a one-third interest in this joint venture.

The Sacagawea Pipeline joint venture is constructing a 24-mile raw natural gas pipeline system linking production in Mountrail County, North Dakota, to gathering and processing capacity in McKenzie County, North Dakota. The project is anticipated to be completed in the third quarter of 2018. Phillips 66 Partners owns a 49.5 percent interest in the joint venture.

Phillips 66 Partners Reports First-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s first-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports First-Quarter Earnings

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” “run-rate EBITDA,” and “coverage ratio.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate adjusted EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual adjusted EBITDA inclusive of both currently owned assets ($1 billion) and future potential acquisitions and organic growth by the Partnership ($1.1 billion). Run-rate adjusted EBITDA is included to demonstrate the historical growth of the Partnership through the first quarter of 2018, as well as management’s intention of future growth through acquisitions and organic projects. We are unable to present a reconciliation of targeted run-rate adjusted EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in run-rate adjusted EBITDA being significantly greater than net income. Current run-rate adjusted EBITDA is the current quarter’s adjusted EBITDA annualized, and a reconciliation of current quarter adjusted EBITDA to net income accompanies this release. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings and capital spending refer to net income and capital spending attributable to the Partnership, respectively. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports First-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q1 2018	Q4 2017
Selected Income Statement Data
Total revenues and other income	$355	331
Net income	172	164
Net income attributable to the Partnership	172	162

Adjusted EBITDA	247	254
Distributable cash flow	194	172

Net Income Attributable to the Partnership Per Limited Partner Unit—Diluted (Dollars)
Common units	$0.87	0.83

Selected Balance Sheet Data
Cash and cash equivalents	$167	185
Equity investments	1,986	1,932
Total assets	5,386	5,334
Total debt	2,946	2,945
Equity held by public
Preferred units	746	746
Common units	2,308	2,274
Equity held by Phillips 66
Common units	519	487
General partner	(1,338)	(1,345)

Phillips 66 Partners Reports First-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q1 2018	Q4 2017
Revenues and Other Income
Operating revenues—related parties	$249	246
Operating revenues—third parties	7	8
Equity in earnings of affiliates	98	76
Other income	1	1
Total revenues and other income	355	331

Costs and Expenses
Operating and maintenance expenses	97	82
Depreciation	28	28
General and administrative expenses	16	17
Taxes other than income taxes	10	9
Interest and debt expense	30	29
Total costs and expenses	181	165
Income before income taxes	174	166
Income tax expense	2	2
Net income	172	164
Less: Net income attributable to Predecessors	—	2
Net income attributable to the Partnership	172	162
Less: Preferred unitholders’ interest in net income attributable to the Partnership	9	9
Less: General partner’s interest in net income attributable to the Partnership	53	48
Limited partners' interest in net income attributable to the Partnership	$110	105

Phillips 66 Partners Reports First-Quarter Earnings

Selected Operating Data
	Q1 2018	Q4 2017
Wholly Owned Operating Data
Pipelines
Pipeline revenues (millions of dollars)	$102	110
Pipeline volumes(1) (thousands of barrels daily)
Crude oil	947	968
Refined products and natural gas liquids	798	978
Total	1,745	1,946

Average pipeline revenue per barrel (dollars)	$0.65	0.62

Terminals
Terminal revenues (millions of dollars)	$39	40
Terminal throughput (thousands of barrels daily)
Crude oil(2)	447	478
Refined products	719	798
Total	1,166	1,276

Average terminaling revenue per barrel (dollars)	$0.37	0.34

Storage, processing and other revenues (millions of dollars)	$115	104
Total operating revenues (millions of dollars)	$256	254

Joint Venture Operating Data(3)
Crude oil, refined products and natural gas liquids (thousands of barrels daily)	603	559
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Bayway and Ferndale rail rack volumes included in crude oil terminals.
(3) Proportional share of total pipeline volumes of joint ventures consistent with recognized equity in earnings of affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q1 2018	Q4 2017
Capital Expenditures and Investments
Expansion	$57	106
Maintenance	12	21
Total Partnership	69	127
Predecessors	—	1
Total Consolidated	$69	128

Phillips 66 Partners Reports First-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q1 2018	Q4 2017
Cash Distributions†
Common units—public	$38	36
Common units—Phillips 66	50	46
General partner—Phillips 66	51	47
Total	$139	129

Cash Distribution Per Common Unit (Dollars)	$0.714	0.678

Coverage Ratio*	1.40	1.33
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distribution was 1.23x and 1.84x at Q1 2018 and Q4 2017, respectively.

Phillips 66 Partners Reports First-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q1 2018	Q4 2017
Reconciliation to Net Income Attributable to the Partnership
Net income attributable to the Partnership	$172	162
Plus:
Net income attributable to Predecessors	—	2
Net Income	172	164
Plus:
Depreciation	28	28
Net interest expense	29	29
Income tax expense	2	2
EBITDA	231	223
Proportional share of equity affiliates’ net interest, taxes and depreciation	15	29
Expenses indemnified or prefunded by Phillips 66	—	1
Transaction costs associated with acquisitions	1	1
EBITDA attributable to Predecessors	—	—
Adjusted EBITDA	247	254
Plus:
Deferred revenue impacts*†	5	(3)
Less:
Equity affiliate distributions less than proportional EBITDA	10	22
Maintenance capital expenditures†	10	19
Net interest expense	29	29
Preferred unit distributions	9	9
Distributable cash flow	$194	172
*Difference between cash receipts and revenue recognition.
†Excludes MSLP capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports First-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q1 2018	Q4 2017
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$171	238
Plus:
Net interest expense	29	29
Income tax expense	2	2
Changes in working capital	(17)	—
Undistributed equity earnings	8	1
Deferred revenues and other liabilities	38	(45)
Other	—	(2)
EBITDA	231	223
Proportional share of equity affiliates’ net interest, taxes and depreciation	15	29
Expenses indemnified or prefunded by Phillips 66	—	1
Transaction costs associated with acquisitions	1	1
EBITDA attributable to Predecessors	—	—
Adjusted EBITDA	247	254
Plus:
Deferred revenue impacts*†	5	(3)
Less:
Equity affiliate distributions less than proportional EBITDA	10	22
Maintenance capital expenditures†	10	19
Net interest expense	29	29
Preferred unit distributions	9	9
Distributable cash flow	$194	172
*Difference between cash receipts and revenue recognition.
†Excludes MSLP capital reimbursements and turnaround impacts.